EXHIBIT 4.2

[FORM OF REGISTERED GLOBAL SECURITY]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) OR A NOMINEE OF THE DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE MADE EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY (AS DEFINED HEREIN) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT THEREON IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	REGISTERED

Number	U.S.$	300,000,000
R-[—]

BEAM INC.

3.250% Notes due 2022

CUSIP 073730AE3

BEAM INC. (formerly Fortune Brands, Inc.), a corporation duly organized and existing under the laws of the State of Delaware (herein referred to as the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS on May 15, 2022, and to pay interest, semiannually on May 15 and November 15 of each year commencing November 15, 2012, on said principal sum at the rate of 3.250% per annum from the May 15 or November 15, as the case may be, next preceding the date of this Security to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Security, or unless no interest has been paid on the Securities, in which case from May 21, 2012, until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, if the date hereof is after a May 1 or November 1, as the case may be, and before the following May 15 or November 15, this Security shall bear interest from such May 15 or November 15; provided, however, that if the Company shall default in the payment of interest due on such May 15 or November 15 then this Security shall bear interest from the next preceding May 15 or November 15 to which interest has been paid, or, if no interest has been paid on the Securities, from May 21, 2012. The interest so payable on any May 15 or November 15 will, subject to certain exceptions provided in the Indenture (the “Indenture”) dated as of April 15, 1999, between the Company and The Bank of New York Mellon (successor to The Chase Manhattan Bank), as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Securities of this series), be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the May 1 or November 1, as the case may be, next preceding such May 15 or November 15. The principal of (and premium, if any) and interest on this Security are payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that interest may be paid, at the option of the Company, by check mailed to the Person entitled thereto at its address on the Security Register. Any interest not punctually paid or duly provided for shall be payable as provided in said Indenture.

This Security is one of a duly authorized issue of Securities of the Company designated as its 3.250% Notes due 2022 (Securities of such series being hereinafter called the “Securities”), initially issued in an aggregate principal amount of $300,000,000 (but subject to additional issuances from time to time in accordance with the terms hereof), issued and to be issued under the Indenture, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered.

Except as otherwise provided in the Indenture, this Security will be issued in global form only registered in the name of the Depositary or its nominee. This Security will not be issued in definitive form, except as otherwise provided in the Indenture, and ownership of this Security shall be maintained in book-entry form by the Depositary for the accounts of participating organizations of the Depositary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin and currency, herein prescribed.

Optional Redemption

The Securities will be redeemable in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of the Securities then outstanding to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (not including any portion of such payments of interest accrued to but excluding the date of redemption) discounted to but excluding the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points, plus (B) in each case, accrued and unpaid interest on the principal amount being redeemed to but excluding the redemption date.

In addition, on and after February 15, 2022, the Securities will be redeemable in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to (A) 100% of the principal amount of the Securities then outstanding to be redeemed, plus (B) accrued and unpaid interest on the principal amount being redeemed to but excluding the redemption date.

The Company will mail a notice of any redemption pursuant to either of the immediately preceding two paragraphs to each Holder of Securities to be redeemed at its registered address, with a copy to the Trustee, by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless the Company defaults on the payment of the redemption price, interest will cease to accrue on the Securities or portions thereof called for redemption on the redemption date. If fewer than all of the Securities are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular Securities or portions thereof for redemption from the Outstanding Securities not previously called by such method as the Trustee deems fair and appropriate.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“remaining life”) of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Credit Suisse Securities (USA) LLC, as specified by the Company, or, if any of these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means (1) Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Credit Suisse Securities (USA) LLC and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), the Company will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by the Company after consultation with the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date:

(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined above), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated by the Independent Investment Banker on the third Business Day preceding the date fixed for redemption.

Special Acquisition Redemption

If (i) the Company does not consummate the Acquisition on or before October 31, 2012 (the “Acquisition Deadline Date”), or (ii) the Purchase Agreement is terminated at any time on or before the Acquisition Deadline Date, the Securities will be redeemable in whole but not in part at any time, at the Company’s option, at a redemption price (the “Special Acquisition Redemption Price”) equal to (A) 101% of the principal amount of the Securities then outstanding to be redeemed, plus (B) accrued and unpaid interest on the principal amount being redeemed to but excluding the Special Acquisition Redemption Date.

The Company will cause to be mailed a notice of any redemption pursuant to the immediately preceding paragraph to each Holder of Securities to be redeemed, with a copy to the Trustee, at its registered address by first-class mail within five Business Days after the occurrence of the event that gives the Company the option to redeem pursuant to the immediately preceding paragraph. Unless the Company defaults on the payment of the Special Acquisition Redemption Price, interest will cease to accrue on the Securities or portions thereof called for redemption on the Special Acquisition Redemption Date.

“Acquisition” means the acquisition by WAS Acquisition Inc. of the Pinnacle vodka and Calico Jack rum brands and certain other related assets of White Rock Distilleries, Inc.

“Purchase Agreement” means the Asset Purchase and Sale Agreement, dated as of April 21, 2012, among WAS Acquisition Inc. and White Rock Distilleries, Inc. and its shareholders, relating to the Acquisition.

“Special Acquisition Redemption Date” means the earlier to occur of (i) November 7, 2012 (or if such day is not a Business Day, the first Business Day thereafter), or (ii) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Purchase Agreement for any reason.

Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the Securities, unless the Company has exercised its option to redeem the Securities as described above, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of the Securities with respect to which a Change of Control Triggering Event has occurred to repurchase all or any part of that Holder’s Securities in integral multiples of $1,000 (with any portion of such Holder’s Securities not repurchased to be in a minimum denomination of $2,000 or any multiple of $1,000 in excess thereof) on the terms set forth herein. In a Change of Control Offer, the Company will be required to offer payment in cash equal to (A) 101% of the aggregate principal amount of Securities repurchased, plus (B) accrued and unpaid interest, if any, on the Securities repurchased to but excluding the date of repurchase (a “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to Holders of the Securities describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Securities on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

Upon the Change of Control Payment Date, the Company will, to the extent lawful:

(a) accept for payment all Securities or portions of Securities properly tendered and not withdrawn pursuant to the applicable Change of Control Offer;

(b) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

(c) deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and the third party repurchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Securities, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the

Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” with respect to the Securities means the occurrence of both a Change of Control and a Rating Event with respect to the Securities.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the Securities were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other person or subject to any other credit enhancement.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and a rating equal to or higher than BBB- (or the equivalent) by S&P, and a rating equal to or higher than the equivalent investment grade credit rating from any replacement rating agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a Substitute Rating Agency as a replacement agency for any of Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Securities is lowered by each of the Rating Agencies then rating the Securities and the Securities are rated below an Investment Grade Rating by each of the Rating Agencies then rating the Securities on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies then rating the Securities) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each rating agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for any one or more of the Rating Agencies.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Other Indenture Provisions

Section 4.03 (including subparagraph (4) thereof and clause (B), but not clause (A), of such subparagraph) and Section 10.10 (including subparagraph (5) thereof) of the Indenture contain provisions applicable to this Security that provide for defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants and certain Events of Default upon compliance by the Company with certain conditions set forth therein.

As provided in the Indenture and subject to certain limitations therein set forth, this Security may be registered for transfer on the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Trustee and the Security Registrar duly executed by, the registered Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company may, from time to time, without notice to or the consent of the Holders of the Securities, increase the aggregate principal amount of the Securities which may be authenticated and delivered under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional Securities so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive principal and accrued and unpaid interest, as the Securities previously issued, and such additional Securities will form a single series with the Securities; provided that if such additional Securities are not fungible with the Securities previously issued for U.S. federal income tax purposes, such additional Securities will have a separate CUSIP number.

The Securities are issuable only as Registered Securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture, and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Registered Securities of different authorized denominations, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company or the Trustee nor any such agent shall be affected by notice to the contrary.

If an Event of Default, as defined in the Indenture, with respect to the Securities shall occur, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Securities of this series and of each other series issued under the Indenture and affected by such amendment or modification. The Indenture also permits the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive certain past defaults under the Indenture with respect to the Securities and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holder of this Security and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not a notation of such consent or waiver is made upon this Security.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor Person, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Except as otherwise defined herein, all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with and governed by the laws of said State.

Unless the certificate of authentication hereon has been executed by the Trustee by the manual signature of one of its authorized officers, this Security shall not be entitled to any benefit under said Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: May [—], 2012

BEAM INC.

By:
	Name:	Robert F. Probst
	Title:	Senior Vice President and
Chief Financial Officer

[SEAL]

Attest:

By:
	Name:	Kenton R. Rose
	Title:	Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Officer